Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form type)

Aptera Motors Corp.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class B Comon Stock, par value $0.0001 per share	(1)	31,741,948	Not Applicable	$31,107,109.04	0.00015310	$4,762.50
Newly Registered Securities
Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-

	Total Offering Amounts				-	$31,107,109.04		$4,762.50
	Total Fees Previously Paid				-	-	-	-
	Total Fees Offsets				-	-	-	-
	Net Fee Due							$4,762.50

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended. Given that there is no proposed maximum offering price per share of Class B common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value of the Class B common stock the registrant registers of $0.98 per share, which is calculated from its unaudited balance sheet as of June 30, 2025. Given that the registrant’s shares of Class B common stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its Class B common stock in accordance with Rule 457(c)